Vicor Corporation Reports Results for the Second Quarter Ended June 30, 2012

ANDOVER, MA -- (Marketwire - July 23, 2012) - Vicor Corporation (NASDAQ: VICR) (the "Company") today reported its financial results for the second quarter and six months ended June 30, 2012.

Revenues for the second fiscal quarter ended June 30, 2012, decreased to $55,467,000, compared to $65,402,000 for the corresponding period a year ago, and decreased from $59,668,000 for the first quarter of 2012.

Gross margin decreased to $24,106,000 for the second quarter of 2012, compared to $27,309,000 for the corresponding period a year ago, and decreased from $24,467,000 for the first quarter of 2012. Gross margin, as a percentage of revenue increased to 43.5% for the second quarter of 2012 compared to 41.8% for the second quarter of 2011, and increased on a sequential basis from 41.0% for the first quarter of 2012.

Net income for the second quarter was $220,000, or $0.01 per diluted share, compared to net income of $3,066,000, or $0.07 per diluted share, for the corresponding period a year ago and net income of $326,000, or $0.01 per diluted share, for the first quarter of 2012.

Revenues for the six months ended June 30, 2012, decreased by 15.3% to $115,135,000 from $135,857,000 for the corresponding period a year ago. Net income for the six month period was $546,000, or $0.01 per diluted share, compared to net income of $7,084,000 or $0.17 per diluted share, for the corresponding period a year ago.

The 2012 provision for income taxes, which is based on an estimated annual effective tax rate for 2012, is higher than a full statutory tax rate. This is primarily due to lower expected consolidated pre-tax income for 2012, high state tax expense from separate company calculations based off expected taxable income from Vicor-only operations that cannot be offset by operating losses in other business segments, and the inability to generate federal research and development credits as those credits have yet to be extended by Congress for 2012.

Total backlog at the end of the second quarter was $42,219,000, compared to $54,234,000, at the end of 2011.

Commenting on the second quarter, Patrizio Vinciarelli, Chief Executive Officer, stated, "Trends discussed in prior investor communications continue to influence our consolidated performance. Many of the market segments and geographies we serve remain soft. A sharp decline in VI Chip unit shipments for the second quarter, reflecting lower than expected bookings in preceding quarters, underscores VI Chip's dependence on a limited number of customers.

"We expect our new product initiatives and expanding market presence to contribute to both a diversification of our customer base and an improved outlook for 2013." Dr. Vinciarelli concluded, "We remain confident our strategic assumptions are sound and intend to stay the course, despite headwinds with specific programs and the economy at large."

Depreciation and amortization for the second quarter of 2012 was approximately $2,612,000, and capital additions totaled $1,524,000. For the first six months of 2012, depreciation and amortization was $5,244,000 and capital additions totaled $2,785,000, compared to $5,401,000 and $5,035,000, respectively, for the first six months of 2011. Cash and cash equivalents increased by $3,994,000 to approximately $82,244,000 at the end of the second quarter of 2012 from $78,250,000 at the end of first quarter of 2012. There were no share repurchases during the quarter, and approximately $8,500,000 remains authorized for additional purchases under the Company's stock repurchase plan.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Monday, July 23, 2012, at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 866-515-2912 at approximately 4:50 p.m. and use the Passcode 11571851. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through August 7, 2012. The replay dial-in number is 888-286-8010 and the Passcode is 37541014. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and the Company's capital resources. These statements are based upon the Company's current expectations and estimates as to the prospective events and circumstances that may or may not be within the Company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents the Company files with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. The Company does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share
 amounts)

                                      QUARTER ENDED       SIX MONTHS ENDED
                                       (Unaudited)          (Unaudited)

                                   ------------------- ---------------------
                                    JUNE 30,  JUNE 30,  JUNE 30,   JUNE 30,
                                      2012      2011      2012       2011
                                   --------- --------- ---------- ----------

Net revenues                       $  55,467 $  65,402 $  115,135 $  135,857
Cost of revenues                      31,361    38,093     66,562     78,094
                                   --------- --------- ---------- ----------
  Gross margin                        24,106    27,309     48,573     57,763

Operating expenses:
  Sales & administration              13,665    13,022     27,825     27,202
  Research & development               9,732     9,903     19,575     19,757
                                   --------- --------- ---------- ----------
    Total operating expenses          23,397    22,925     47,400     46,959
                                   --------- --------- ---------- ----------

Income from operations                   709     4,384      1,173     10,804

Other income, net                         82       546        135        348
                                   --------- --------- ---------- ----------

Income before income taxes               791     4,930      1,308     11,152

Provision for income taxes               547     1,726        723      3,779
                                   --------- --------- ---------- ----------

Consolidated net income                  244     3,204        585      7,373

Less: Net income attributable to
 noncontrolling interest                  24       138         39        289
                                   --------- --------- ---------- ----------

Net income attributable to Vicor
 Corporation                       $     220 $   3,066 $      546 $    7,084
                                   ========= ========= ========== ==========

Net income per share attributable
 to Vicor Corporation:
  Basic                            $    0.01 $    0.07 $     0.01 $     0.17
  Diluted                          $    0.01 $    0.07 $     0.01 $     0.17

Shares outstanding:
  Basic                               41,811    41,798     41,811     41,785
  Diluted                             41,812    41,887     41,819     41,873

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                     JUNE 30,     DEC 31,
                                                       2012         2011
                                                   (Unaudited)  (Unaudited)
                                                   -----------  -----------
Assets

Current assets:
  Cash and cash equivalents                        $    82,244  $    71,908
  Accounts receivable, net                              29,185       31,410
  Inventories, net                                      30,730       35,752
  Deferred tax assets                                    2,228        2,176
  Other current assets                                   2,802        3,088
                                                   -----------  -----------
      Total current assets                             147,189      144,334

Long-term investments                                    9,635        9,585
Property and equipment, net                             44,722       47,241
Long-term deferred tax assets, net                       3,039        2,542
Other assets                                             4,257        4,439
                                                   -----------  -----------

                                                   $   208,842  $   208,141
                                                   ===========  ===========

Liabilities and Equity

Current liabilities:
  Accounts payable                                 $     7,181  $     8,151
  Accrued compensation and benefits                      8,047        7,337
  Accrued expenses                                       2,523        2,846
  Income taxes payable                                   1,223          420
  Deferred revenue                                         604        1,194
                                                   -----------  -----------
      Total current liabilities                         19,578       19,948

Long-term deferred revenue                               1,836        2,124
Long-term income taxes payable                           1,341        1,359

Equity:
Vicor Corporation stockholders' equity:
  Capital stock                                        167,410      166,732
  Retained earnings                                    136,908      136,362
  Accumulated other comprehensive loss                    (197)        (322)
  Treasury stock                                      (121,827)    (121,827)
                                                   -----------  -----------
    Total Vicor Corporation stockholders' equity       182,294      180,945
Noncontrolling interest                                  3,793        3,765
                                                   -----------  -----------
  Total equity                                         186,087      184,710
                                                   -----------  -----------

                                                   $   208,842  $   208,141
                                                   ===========  ===========

For further information contact:
James A. Simms
Chief Financial Officer
Tel: 978-470-2900
Fax: 978-749-3439